Exhibit 99.1

BD Completes Combination of Biosciences & Diagnostic Solutions Business with Waters Corporation

FRANKLIN LAKES, N.J., Feb. 9, 2026 /PRNewswire/ — BD (Becton, Dickinson and Company) (NYSE: BDX) today announced the successful completion of the previously announced spin-off of BD’s Biosciences & Diagnostic Solutions business and the combination of the business with Waters Corporation (NYSE: WAT).

In connection with the transaction, BD shareholders will receive approximately 0.135 shares of Waters common stock for each share of BD common stock that they held as of the close of business on February 5, 2026, the record date for the spin-off, with cash in lieu of any fractional shares of Waters common stock, and BD received $4 billion of cash. As of the closing of the transaction, BD’s shareholders owned shares of Waters common stock representing 39.2% of the outstanding shares of the combined company on a fully diluted basis. Based on the closing price of Waters common stock on February 6, 2026, the transaction valued the BD Biosciences & Diagnostic Solutions business at $18.8 billion. BD expects to use $2 billion of the proceeds to repurchase BD common shares through an accelerated share repurchase program and the remaining $2 billion for debt repayment. Both initiatives are expected to be executed in the near term, subject to market conditions.

“The successful combination of our Biosciences & Diagnostic Solutions business with Waters marks the final milestone of our BD 2025 strategy, positioning BD for its next chapter as a focused, pure-play MedTech company built for the next era of healthcare. Over the last several years, we have deliberately shaped our portfolio – including divesting three substantial non-core assets and completing more than 20 strategic tuck-in acquisitions – to strengthen our presence in some of the most attractive areas in healthcare. As a result, BD is uniquely positioned to capitalize on the trends we’ve identified as shaping the future of healthcare: the rise of smarter connected devices and AI; the shift of care to more convenient settings; and rapid advances in technologies for chronic disease,” said Tom Polen, Chairman, CEO, and President of BD.

“Looking ahead, BD is accelerating execution through our Excellence Unleashed strategy – strengthening our commercial engine, leading with differentiated innovation, and delivering with exceptional quality and world-class operations. Combined with our global scale, leading positions in the majority of markets we serve, and highly recurring consumables model, we believe BD is well-positioned to generate durable revenue, margin, and cash flow growth to drive shareholder value,” Polen added.

BD also reported first-quarter fiscal year 2026 financial results today.

Pursuant to the terms of the transaction agreement, Claire M. Fraser, Ph.D., has been appointed to the Waters Corporation Board of Directors effective upon the closing of the transaction, and is simultaneously stepping down from the BD Board of Directors, following nearly two decades of dedicated service.

Polen concluded, “On behalf of the BD Board and management team, we thank Claire for her invaluable contributions to BD. Claire’s leadership and expertise in genomics, infectious diseases and molecular diagnostics have been instrumental in guiding our company through transformative periods and shaping the strategic direction of BD. She will provide significant expertise to Waters as part of their Board, and we wish her continued success.”

Citi served as lead financial advisor to BD, and Evercore also served as a financial advisor. Wachtell, Lipton, Rosen & Katz served as lead legal counsel to BD.

About BD

BD is one of the world’s largest pure-play medical technology companies with a Purpose of advancing the world of health™ by driving innovation across medical essentials, connected care, biopharma systems and interventional. The company supports those on the frontlines of healthcare by developing transformative technologies, services and solutions that optimize clinical operations and improve care for patients. Operating across the globe, with more than 60,000 employees, BD delivers billions of products annually that have a positive impact on global healthcare. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase clinical efficiency, improve safety and expand access to healthcare. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X @BDandCo or Instagram @becton_dickinson.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking information about the completion of the transaction in which BD spun off its Biosciences & Diagnostic Solutions business and combined it with Waters Corporation, as well as BD’s pipeline, Excellence Unleashed strategy and actions to enhance shareholder value, including their potential benefits, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, failure to realize the anticipated benefits of the transaction with Waters; our ability to execute the Excellence Unleashed strategy; the uncertainties inherent in business and financial planning, including, without limitation, risks related to BD’s business and prospects, adverse developments in BD’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment or economies generally; and competitive developments.

A further description of risks and uncertainties can be found in BD’s reports filed with the SEC, including BD’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. Any forward-looking statements speak only as of the date of this press release. BD does not undertake, and expressly disclaims, any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts

Media

Matt Marcus

VP, Public Relations

Matt.Marcus@bd.com

Investors

Shawn Bevec

SVP, Investor Relations

Investor_Relations@bd.com

SOURCE

 BD (Becton, Dickinson and Company)